UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report: April 26, 2010
(Date of earliest event reported)

Data I/O Corporation

(Exact name of registrant as specified in its charter)

Commission File Number: 0-10394

                                             _______________________________________

Washington	91-0864123
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

6464 185th Ave. N.E., Suite 101 Redmond, WA 98052
(Address of principal executive offices, including zip code)

(425) 881-6444
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Joel Hatlen

Vice President and Chief Financial Officer

(425) 881-6444

Data I/O Corporation

6464 185th Ave NE, Suite 101

Redmond, WA  98052

DATA I/O ANNOUNCES FIRST QUARTER 2010 REVENUE GROWTH AND PROFITABILITY

Redmond, WA, April 26, 2010 – Data I/O Corporation (NASDAQ: DAIO), the leading provider of manual and automated device programming systems,  today announced financial results for the first quarter ended March 31, 2010.

Revenues for the first quarter of 2010 were $6.3 million, compared with $4.4 million in the first quarter of 2009 and $5.0 million in the fourth quarter of 2009.  We increased sales in all geographic regions compared to the first quarter of 2009, as well as in each of our product families, but in particular in our automated systems.  In accordance with U.S. generally accepted accounting principles (GAAP), net income in the first quarter of 2010 was $709,000, or $0.08 per diluted share, compared with net loss of ($464,000), or ($0.05) per share, in the first quarter of 2009.

Gross margin as a percentage of sales in the first quarter of 2010 was 60.0 percent, compared with 55.7 percent in the first quarter of 2009 and 53.4 percent in the fourth quarter of 2009.  This gross margin percentage increase compared to the first and fourth quarters of 2009 was primarily due to the impact of increased sales volume relative to fixed operating costs and the product mix, especially from additional software revenues.   Backlog at March 31, 2010 was $1.1 million, compared to $1.9 million at the end of the fourth quarter of 2009 and to $1.2 million at March 31, 2009.  Part of the quarter’s reduction in backlog was due to a shift to deferred revenue which increased approximately $290,000.

The company’s cash position at March 31, 2010 increased to $15.7 million.  Delinquent accounts over 60 days have been reduced to $196,000 from $779,000 one year ago, with the overall accounts receivable balance of $4.7 million at March 31, 2010 and $3.2 million at December 31, 2009.  We have continued to focus on reducing our inventories which are at $3.7 million at March 31, 2010 down from $4.9 million one year ago.

“We are pleased to report improved levels of business and profits,” said Fred Hume, President and CEO.   “We are excited by our increase in software related business with two large deals landed in the quarter and the contribution of the software business to increasing gross margins.”

“We are thrilled that our FlashCORE III received a 2010 NPI Award at the APEX trade show last month and a 2010 EMS Asia Award at NEPCON Shanghai this month,” said Hume.  “FlashCORE III is driving new sales opportunities, upgrades and replacement sales for our ProLINE RoadRunner, FLX, FlashPAK and PS product families.”

Conference Call Information

A conference call discussing the first quarter and 2010 financial results will follow this release today at 2:00 p.m. Pacific time/5:00 p.m. Eastern time. To listen to the conference call, please dial (703) 639-1259 passcode: DAIO.  A taped replay will be made available approximately one hour after the conclusion of the call and will remain available for one week.  To access the replay, please dial (320) 365-3844, access code:  154171.  The conference call will also be simultaneously web cast over the Internet; visit the News and Events section of the Data I/O Corporation website at http://www.dataio.com  to access the call from the site.  This web cast will be recorded and available for replay on the Data I/O Corporation website approximately two hours after the conclusion of the conference call.

About Data I/O Corporation

With over 35 years of expertise in delivering intellectual property to programmable devices, Data I/O offers complete, integrated manufacturing solutions in wireless, automotive, programming center, semiconductor, and industrial control market segments for OEM, ODM, EMS and semiconductor companies. Data I/O is the leader in programming and provides hardware and software solutions for turn-key programming and device testing services, as well as in-system (on-board), in-line (right before use at the SMT line), or in-socket (off-line) programming. These solutions are scalable for small, medium and large volume applications with different device mixes.  Data I/O Corporation has headquarters in Redmond, Wash., with sales and services worldwide. For further information, visit the company’s website at http://www.dataio.com.

Forward Looking Statement

Statements in this news release concerning future results from operations, financial position, economic conditions, product releases and any other statement that may be construed as a prediction of future performance or events are forward-looking statements which involve known and unknown risks, uncertainties and other factors which may cause actual results to differ materially from those expressed or implied by such statements.  These factors include uncertainties as to levels of orders, ability to record revenues, release schedules, market acceptance of new products, changes in economic conditions and market demand, pricing and other activities by competitors, and other risks including those described from time to time in the Company's filings on Forms 10K and 10Q with the Securities and Exchange Commission (SEC), press releases and other communications.

–        Summary Financial Data Attached   –

DATA I/O CORPORATION
COMPARATIVE STATEMENTS OF EARNINGS

(in thousands except per share data)	First Quarter
			Percent
	3/31/2010	3/31/2009	Change
Net sales	$6,252	$4,383	42.6%
Gross margin	3,753	2,443	53.6%
Gross margin as percent of sales	60.0%	55.7%	4.3%
Operating expenses:
Research & development	950	1,033	-8.0%
Selling, general and administrative	1,938	1,676	15.6%
Provision for business restructure	0	22
Total operating expenses	2,888	2,731	5.7%
Gain on sale	3	1
Operating income(loss)	868	(287)
Non-operating income (expense)	(57)	(49)
Income(loss) from operations before taxes	811	(336)
Income tax expense(benefit)	102	128
Net income(loss)	$709	($464)

Total diluted earnings(loss) per share	$0.08	($0.05)

Diluted weighted average shares outstanding	9,080	8,876

CONDENSED BALANCE SHEET
(in thousands)

	3/31/2010	12/31/2009
Cash and cash equivalents	$15,684	$15,642
Accounts receivable, net	4,727	3,192
Inventories	3,745	3,947
Other current assets	342	434
Land, building and equipment	1,740	1,819
Other long-term assets	98	102
Total assets	$26,336	$25,136

Current liabilities	$5,042	$4,479
Long term debt and other liabilities	95	159
Shareholders' equity	21,199	20,498
Total liabilities and shareholders' equity	$26,336	$25,136

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                Data I/O Corporation

April 28, 2010                   By _/s/Joel S. Hatlen_________

                                                Joel S. Hatlen

                                                Vice President

                                                Chief Financial Officer